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                                 EXHIBIT 4.4

                               SUBORDINATED NOTE
                               -----------------


$26,135,524.00                                   Coudersport, Pennsylvania
                                                      April 15, 1996


  For value received, the undersigned, Hyperion Telecommunications, Inc. a Delaware corporation ("Company"), promises to pay to the order of Adelphia Communications, Inc., a Delaware corporation ("Lender"), in accordance with the terms hereof, TWENTY-SIX MILLION ONE HUNDRED THIRTY FIVE THOUSAND FIVE HUNDRED TWENTY FOUR AND NO/100 DOLLARS ($26,135,524.00) on April 16, 2003. Company further promises to pay to the order of Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate of SIXTEEN AND ONE HALF PERCENT (16.5%) per annum, payable on the last day of each March, June, September and December after the date hereof. Interest on this Subordinated Note may be paid in cash, through the issuance of additional principal amount of Subordinated Notes identical hereto (valued at 100% of their principal amount), or in any combination thereof at the option of the Company.

  All payments of principal and interest on this Subordinated Note are hereby expressly subordinated to the prior payment in full in cash of all sums owing on or with respect to the Series A and Series B 13% Senior Discount Subordinated Notes due 2003 (the "Senior Indebtedness") issued pursuant to that certain Indenture dated April 15, 1996 between Company and Bank of Montreal Trust Company, as trustee (the "Trustee") in accordance with the following:

       1. Upon the occurrence of any default in the payment of any obligation under or with respect to Senior Indebtedness, no payment or distribution of any assets of the Company of any kind or character may be made on account of the principal of or premium, if any, or interest on or any other obligation under or with respect to, this Subordinated Note or on account of the purchase, redemption, defeasance or other acquisition of or in respect of, this Subordinated Note unless and until such default shall have been cured or waived or shall have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full, in cash or, as acceptable to each and every holder of Senior Indebtedness, in any other manner, after which the Company may resume making any and all required payments in respect of this Subordinated Note, including any missed payments.


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       2.  Upon the occurrence and during the continuance of any non-payment default with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default"), no payment or distribution of any assets of the Company of any kind or character (excluding distributions of equity interests or securities subordinated to the same extent as this Subordinated Note) may be made on account of the principal of or premium, if any, or interest on, or any other obligation under, this Subordinated Note or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, this Subordinated Note for the period hereafter specified (the "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Company from the Trustee and shall end on the earliest of (i) the 179th day after such commencement, (ii) the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is also given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Senior Indebtedness is discharged or paid in full or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company from the Trustee initiating such Payment Blockage Period, after which, in the case of each of clauses (i), (ii) and (iii) the Company may resume making any and all required payments in respect of the Subordinated Note, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"), unless in the case of each of the foregoing clauses (i), (ii) and
(iii), the maturity of any Senior Indebtedness shall have been accelerated or any payment default thereunder shall exist. Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, or premium, if any, or interest on, the Subordinated Note may not be made, may commence and the duration of such period may not exceed 179 days, unless in the case of each of clauses (i), (ii) and
(iii), the maturity of any Senior Indebtedness shall have been accelerated or any payment default thereunder shall exist. No Non-payment Default will respect to any Senior Indebtedness that exists or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days.



       3. In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether
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voluntary or involuntary, and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors of any other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full, in cash or, as acceptable to each and every holder of Senior Indebtedness, in any other manner, before any payment or distribution is made on account of the principal of or premium, if any, or interest on or any other obligation under or with respect to the Subordinated Note or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, this Subordinated Note.


       4. In the event that the Lender receives any payment of principal of, interest on, or premium, if any, with respect to the Subordinated Note at a time when such Lender, has actual knowledge that such payment is prohibited by the terms of this Note, such payment shall be held by the Lender, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Indebtedness for application to the payment of all obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.


  Company hereby expressly waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and an action for amounts due hereunder shall immediately accrue.
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  This Note shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to principles of choice of law.



                                       HYPERION TELECOMMUNICATIONS, INC.

                                       /s/ Daniel R. Milliard
                                       -----------------------------------
                                       Name: Daniel R. Milliard
                                       Title: President